Exhibit 10.9

MASTECH HOLDINGS, INC.

2008 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT, is made as of the date set forth on Schedule A hereto (the “Grant Date”) by and between Mastech Holdings, Inc., a Pennsylvania corporation (the “Corporation”), and the person named on Schedule A hereto (the “Grantee”).

WHEREAS, Grantee is a valuable employee of the Corporation or one of its subsidiaries (each, an “Affiliate”) and the Corporation considers it desirable and in its best interest that Grantee be given an inducement to acquire a proprietary interest in the Corporation and an incentive to advance the interests of the Corporation by granting the Grantee restricted shares of common stock, par value $.01 per share, of the Corporation (the “Stock”); and

WHEREAS, the Corporation has adopted the 2008 Stock Incentive Plan (the “Plan”), under which the Corporation may grant restricted shares of Stock (the “Restricted Shares”) to key employees of the Corporation subject to restrictions set forth in the Plan and this Restricted Stock Agreement (this “Agreement”).

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree that as of the Grant Date, the Corporation hereby grants Grantee the number of Restricted Shares set forth on Schedule A hereto, representing authorized and unissued Stock, upon the terms and conditions set forth in the Plan and this Agreement.

SECTION 1: Stock Award

1.1 Subject to the terms and conditions set forth herein and the terms of the Plan, and in order to provide an additional incentive for Grantee, as a key employee, to work for the long-range success of the Corporation, the Corporation hereby awards to Grantee the number of Restricted Shares set forth on Schedule A hereto.

SECTION 2: Restrictions on Transfer

2.1 The Restricted Shares awarded hereunder or any interest therein may not be sold, transferred, assigned, pledged or otherwise disposed of (any such action being hereinafter referred to as a “Disposition” of the Restricted Shares) by the Grantee until such time as the restrictions lapse with respect to such Restricted Shares pursuant to Sections 3.1 or 3.2 hereof, and any attempt to make such a Disposition shall be null and void and result in the immediate forfeiture and return to the Corporation, without consideration of any Restricted Shares as to which restrictions on Disposition shall at such time be in effect.

2.2 Grantee agrees that a restrictive legend in substantially the following form may be placed on the certificate or book-entry account representing the Restricted Shares awarded hereunder:

“The sale, transfer, assignment, pledge or other disposition of the shares represented by this certificate is subject to the restrictions set forth in the Mastech Holdings, Inc. 2008 Stock Incentive Plan and in the Restricted Stock Agreement, copies of each of which are available for inspection at the principal office of Mastech Holdings, Inc. No such transaction shall be recognized as valid or effective unless there shall have been compliance with the terms and conditions of such Agreement.”

2.3 Grantee hereby authorizes the Corporation or its agents to retain custody of the certificates or book-entry account representing the Restricted Shares awarded hereunder until such time as the restrictions on Disposition lapse. As soon as practicable after the date on which restrictions on Disposition of any Restricted Shares lapse, the Corporation will cause to be delivered to Grantee (which delivery may be by the Corporation’s interoffice mail or by the U.S. mail at the last address for Grantee then indicated in the Corporation’s records) certificates for such Restricted Shares registered in the name of Grantee with the restrictive legend described in Section 2.2 hereof removed, or credit such Restricted Shares to a book-entry account in the Grantee’s name.

2.4 Grantee understands that the transfer agent for the Stock will be instructed to effect transfers of the Restricted Shares awarded hereunder only upon satisfaction of the conditions set forth herein and in the Plan.

SECTION 3: Lapse of Restrictions and Forfeiture of Restricted Shares

3.1 If Grantee remains continuously employed by the Corporation through the close of business on the vesting dates as set forth in Schedule A, the restrictions on such Restricted Shares shall lapse and Grantee shall receive such Restricted Shares free of the restrictions on Disposition set forth in Section 2.1 hereof.

3.2 Notwithstanding Section 3.1 hereof, the restrictions on Disposition of the Restricted Shares set forth in Section 2.1 hereof shall lapse immediately upon termination of Grantee’s active employment with the Corporation, prior to vesting, if such termination is by reason of (i) Grantee’s death or (ii) Grantee’s disability (covered by a long-term disability plan of the Corporation or an Affiliate then in effect).

3.3 Upon the effective date of a termination of Grantee’s employment with the Corporation for any reason not specified in Section 3.2 above, all Restricted Shares then subject to restrictions on Disposition shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation. For purposes of the immediately preceding sentence, the effective date of Grantee’s termination shall be the date upon which Grantee ceases to perform services as an employee of the Corporation or any of its subsidiaries, including accrued vacation and severance time.

SECTION 4: Miscellaneous

4.1 Notwithstanding any other provision of this Agreement, Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the Restricted Shares awarded hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) with respect to the need for any action in order to achieve such compliance with laws or regulations shall be final, binding and conclusive.

The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the award of Restricted Shares under the Plan, the lapsing of restrictions thereon or the delivery of certificates therefore to comply with any law or regulation in effect from time to time.

4.2 Grantee shall be advised by the Corporation or an Affiliate as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld by the Corporation or such Affiliate on the compensation income resulting from the award of, or lapse of, restrictions on the Restricted Shares. Grantee shall pay any taxes required to be withheld directly to the Corporation or any Affiliate in cash upon request; provided, however, that where the restrictions on Disposition set forth in Section 2.1 hereof have lapsed Grantee may satisfy such obligation in whole or in part by requesting the Corporation in writing to withhold from the Restricted Shares otherwise deliverable to Grantee or by delivering to the Corporation shares of the Grantee’s Stock having a Fair Market Value, as defined in the Plan, on the date as of which such taxes are calculated, equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied. Grantee understands that the Company is not obligated to deliver the Restricted Shares unless and until Grantee shall have satisfied any obligation for withholding taxes with respect thereto as provided herein.

4.3 Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by Grantee of this Agreement, including, without limitation, any attempted Disposition in violation of Section 2.1 hereof.

4.4 Nothing herein shall be construed as giving Grantee any right to be retained in the employ of the Corporation or affect any right which the Corporation may have to terminate the employment of such Grantee.

4.5 This Agreement is subject in all respects to the terms of the Plan, as amended and interpreted from time to time by the Plan Administrator; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without the written consent of Grantee, adversely affect the rights of Grantee with respect to the Restricted Shares. Should there be any inconsistency between the provisions of this Agreement and the terms and conditions of the Plan, the provisions in the Plan shall govern.

4.6 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, other than any choice of law provisions calling for the application of laws of another jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MASTECH HOLDINGS, INC.

By:

GRANTEE

Schedule A

1.	Grantee:

2.	Grant Date:

3.	Number of Restricted Shares covered by the grant:

4.	Time restrictions / vesting schedule:

Initials of Authorized Officer of

MASTECH HOLDINGS, INC.

Grantee’s Initials